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                                                                    EXHIBIT 10.1


To:  The Directors                            The Royal Bank of Scotland
     APW Enclosure Products and Systems       Corporate Banking & Financial
     Limited (the "Company")                  Markets
     Electron Way                             Specialised Lending Services
     Chandlers Ford                           PO Box 450
     Eastleigh                                5-10 Great Tower Street
     Hants SO53 4ZR                           London EC3P 3HX

                                              Telephone: 020 7833 2121
                                              Facsimile: 020 7526 5407/8
                                              Website:   www.rbs.co.uk

Dear Sirs

We refer to the following:-

1 A multi-option facility entered into between National Westminster Bank Plc ("NatWest") (1), the Company (2), and certain of its subsidiaries (3), dated 20 April 2000 as may have been subsequently amended and restated from time to time (the "MOF");

2 A counter-indemnity granted by APW Limited (the "Parent") in favour of The Royal Bank of Scotland plc ("RBS") and dated 1 August 2000 (the "Counter Indemnity"); and

3 A facility agreement entered into between the Company (1), certain of its subsidiaries (2) and RBS (3), dated 24 October 1995 as subsequently amended and restated from time to time (the "RBS Facility").

(together the "RBS Group Facilities")

We also refer to a Multicurrency Agreement dated 31 July 2000 among the Parent, APW North America, Inc., APW Holdings (Denmark) APS, certain financial institutions, Bank One, NA., as syndication agent, the Chase Manhattan Bank, as documentation agent and Bank of America, National Association as administrative agent (the "Multicurrency Agreement").

We write with reference to the Multicurrency Agreement and a waiver request issued by the Company, APW Holdings Denmark APS and APW North America Inc. dated 27 March 2001 (the "Waiver Request"). Terms defined in the Waiver Request shall have the same meanings in this letter.

We confirm that during the Waiver Period, NatWest and RBS shall continue to make available to the Company and its UK subsidiaries, the RBS Group Facilities and shall for the avoidance of doubt waive any of its rights under any cross-default or cross-acceleration provisions in the RBS Group Facilities arising exclusively from any non-compliance by the Borrowers with the

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requirements of Section 7.8(b) and (c) of the Multicurrency Agreement on and
subject to the following terms and conditions:-

1 The margin and commission payable by the Company and/or any of its UK subsidiaries in respect of the RBS Group Facilities has been increased to 2.25%.

2 The Company shall pay a waiver fee to RBS immediately upon execution of this letter by RBS equal to 0.1% of the aggregate of the commitments under RBS Group Facilities.

3 The Company continuing to make all scheduled payments of interest and commissions under the RBS Group Facilities, it being expressly acknowledged and agreed that RBS and NatWest reserve all of their rights to accelerate the RBS Group Facilities in the event of a breach of this condition 3.

4 RBS reserving all of its rights under the RBS Group Facilities and the Multicurrency Agreement in the event that the Company or any of its UK or Irish subsidiaries (other than dormant subsidiaries) shall cease, or threaten to cease to carry on their business, or any person shall petition for the appointment of a liquidator or administrator of the Company or any of its UK or Irish subsidiaries (other than dormant subsidiaries) or there shall be a receiver or administrative receiver appointed by a third party in respect of the whole or part of their undertaking and/or assets, or any person shall pass a resolution for their winding up (otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction where the resulting entity shall resume all of the liabilities of the Company or its UK or Irish subsidiaries (other than dormant subsidiaries)) or a court of competent jurisdiction shall make an order for their winding up, or they shall enter into any voluntary arrangement with their creditors, or shall be unable to pay their debts as they fall due within the meaning of Section 123 Insolvency Act 1986, or anything analogous to any of the foregoing under the laws of any jurisdiction occurs.

5 To the extent that the Company or any of its UK or Irish subsidiaries has not previously executed a valid and binding guarantee of all or any of the obligations (present, future, actual or contingent):

     (a) of the Company or any of its other UK subsidiaries under or in respect of the MOF in favour of NatWest or the RBS Facility in favour of RBS; or

     (b)  of the Parent under or in respect of the Counter-Indemnity the Company shall and shall procure that each relevant UK and Irish subsidiary (other than dormant subsidiaries) shall execute a guarantee in favour of NatWest or RBS (as applicable) of the relevant obligations to be guaranteed by each of them respectively (but excluding for the avoidance of doubt a guarantee of any obligations that would by virtue

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     of their inclusion breach S.151 Companies Act 1985 or any equivalent legislation in any relevant jurisdictions), in each case in a form and substance satisfactory to RBS and in any event within [5] business days of the date hereof.

6 To the extent that the Parent has not previously executed a valid and binding guarantee in favour of NatWest (under or in respect of the MOF) or RBS (under or in respect of the RBS Facility) it shall promptly execute in favour of NatWest or RBS (as applicable) a guarantee of those respective liabilities in each case in a form and substance satisfactory to RBS and in any event within [5] business days of the date of this Agreement. RBS at its discretion may also require the issue of a legal opinion (in a form and substance satisfactory to RBS) from Bermudan counsel (approved by it) in respect of the grant of the guarantee by the Parent.

7 The Company (without any double counting) shall promptly indemnify the Bank in respect of:

     (a) Its reasonable out of pocket expenses in relation to this waiver and any restructuring of the RBS Group Facilities; and

     (c) all accounting and legal fees, costs and disbursements together with any VAT or similar taxes thereon (including those incurred by the Bank's separately appointed US counsel) reasonably and properly incurred by the Bank.

8 The Company shall procure that all information made available to any of the banks pursuant to the terms of the Multicurrency Agreement or any negotiations or arrangements made to restructure any of the facilities made available under the Multicurrency Agreement shall simultaneously be made available to The Royal Bank of Scotland plc.

9 The Company shall promptly provide any relevant information relating to the business, trading and financial condition of the Company and its subsidiaries.

10 There being no breach by the Parent or any of its subsidiaries of any of the representations, terms and conditions set out in a letter addressed to the Parent by RBS and dated 29 March 2001.


Save as expressly provided in this letter, the terms and conditions of the RBS Group Facilities shall remain in full force and effect.

This letter shall be governed by and construed in accordance with English law.

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Please confirm your acceptance to the terms and conditions of this letter by signing the acceptance in the enclosed duplicate and returning it to the Bank by
10.00 am on 9 April 2001.


Yours faithfully

For and on behalf of

The Royal Bank of Scotland plc

/s/
We acknowledge and agree the terms of this letter.


      /s/                         April 6, 2001
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Signed for and on behalf of APW Enclosure Products and
Systems Limited and each of its subsidiaries

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